Exhibit 99.1

NEWS RELEASE October 30, 2014

Contacts: Jay Brown, CFO
Son Nguyen, VP - Corporate Finance
FOR IMMEDIATE RELEASE	Crown Castle International Corp.
713-570-3050

CROWN CASTLE REPORTS THIRD QUARTER 2014 RESULTS,
PROVIDES OUTLOOK FOR 2015 AND ANNOUNCES INCREASE TO COMMON STOCK DIVIDEND

HIGHLIGHTS

•	Announces increase in dividend rate to $3.28 per common share annually, or 75% of 2015 expected AFFO

•	Exceeds third quarter Outlook for Adjusted EBITDA and AFFO

•	Provides 2015 Outlook with growth muted by headwinds from tenant non-renewals associated with carrier consolidation

October 30, 2014 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE: CCI) ("Crown Castle") today reported results for the quarter ended September 30, 2014.
"Given the quality and track record of our business and sustained runway of carrier investment activity, I am pleased to announce that we are raising our annual dividend rate from $1.40 to $3.28 per common share, starting with our December 2014 dividend," stated Ben Moreland, Crown Castle's President and Chief Executive Officer. "We believe our dividend policy and underlying business fundamentals provide shareholders with an attractive total return profile, which is supported by long-term, contracted cash flows combined with growth driven by demand for wireless infrastructure. Today, we have $22 billion in contracted future revenues primarily from the four major US wireless carriers. Over the next five years, we expect to grow our common stock dividend generally at the rate of AFFO growth, which we target to be 6% to 7% organically, approximately half of which is expected to come from contracted escalators under our existing tenant lease contracts. While we expect our growth to face headwinds from tenant non-renewals as a result of carrier consolidation, we remain confident that our US-focused, mission-critical wireless infrastructure will continue to create significant shareholder value as US wireless carriers continue to upgrade their networks to meet the demands of the wireless consumer. Further, we continue to be pleased with the growth and opportunities we see in small cell networks and expect it will be a larger contributor to margin growth in the future. Looking ahead to 2015,

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we expect leasing activity from new tenant installations and amendments to existing leases to remain robust and similar to our expectations for 2014."

CONSOLIDATED FINANCIAL RESULTS
Total revenues for the third quarter of 2014 increased 24% to $930 million from $749 million for the same period in 2013. Site rental revenues for the third quarter of 2014 increased $131 million, or 21%, to $752 million from $621 million for the same period in the prior year. Site rental gross margin, defined as site rental revenues less site rental cost of operations, increased $72 million, or 16%, to $511 million in the third quarter of 2014 from $439 million in the same period in 2013. Adjusted EBITDA for the third quarter of 2014 increased $92 million, or 21%, to $533 million from $441 million in the same period in 2013.
Adjusted Funds from Operations ("AFFO") increased 29% to $350 million in the third quarter of 2014, compared to $271 million in the third quarter of 2013. AFFO per share increased 13% to $1.05 in the third quarter of 2014, compared to $0.93 in the third quarter of 2013. Funds from Operations ("FFO") increased 45% to $351 million in the third quarter of 2014, compared to $242 million in the third quarter of 2013. FFO per share increased 27% to $1.05 in the third quarter of 2014, compared to $0.83 in the third quarter of 2013.
Net income attributable to CCIC common stockholders for the third quarter of 2014 was $96 million, compared to $46 million of net income for the same period in 2013. Net income attributable to CCIC common stockholders per common share was $0.29 for the third quarter of 2014, compared to $0.16 per common share in the third quarter of 2013.
Crown Castle's third quarter 2014 financial results include the contribution from the AT&T tower transaction, which closed on December 16, 2013.

DIVIDEND ANNOUNCEMENT
Crown Castle's Board of Directors has declared a quarterly cash dividend of $0.82 per common share. The quarterly dividend will be payable on December 31, 2014 to common stockholders of record at the close of business on December 19, 2014. Future dividends are subject to the approval of Crown Castle's Board of Directors.
Crown Castle has a long track record of deploying capital to benefit shareholders and augment growth in operating results. Over the last decade, Crown Castle has returned over $3 billion in capital to shareholders through share purchases and dividends. Since Crown Castle's decision to pursue a conversion to a real estate investment trust last year, Crown Castle's management team and its Board of Directors have engaged in an ongoing discussion and analysis of the appropriate level and timing of the inevitable subsequent increase to the dividend. As a part of this analysis, over the last several months, Crown Castle solicited and received feedback from a significant number of its shareholders, including from a large number of its largest institutional investors, and several investment banks.

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The factors considered in Crown Castle's decision to meaningfully increase its dividend rate to $3.28 per share annually included:

•	Aligning of shareholder returns to the core business model

•	Reinforcing confidence in the long-term, recurring nature of Crown Castle's cash flows

•	Retaining sufficient liquidity to achieve long-term, embedded organic growth opportunity

•	Increasing the certainty of a significant component of shareholder returns given an expectation that future growth rates are likely to be lower than historical growth rates

•	Potential to lower Crown Castle's cost of capital

•	Maintaining balance sheet profile consistent with investment grade credit rating objective

FINANCING AND INVESTING ACTIVITIES
During the third quarter of 2014, Crown Castle invested approximately $204 million in capital expenditures, comprised of $17 million of land purchases, $20 million of sustaining capital expenditures and $167 million of revenue generating capital expenditures. Revenue generating capital expenditures consisted of $99 million on existing sites and $68 million on the construction of new sites, primarily small cell construction activity.
During third quarter 2014, Crown Castle also invested approximately $90 million in acquisitions, primarily related to acquisitions of ground interests underneath towers.
On September 30, 2014, Crown Castle paid a quarterly common stock dividend of $0.35 per common share, or approximately $117 million in aggregate. Diluted common shares outstanding at September 30, 2014 were 333.2 million.
As of September 30, 2014, Crown Castle's outstanding debt had a weighted average coupon of 4.2% per annum and a weighted average maturity of six years. Further, Crown Castle's net debt (total debt less cash and cash equivalents) to third quarter annualized Adjusted EBITDA ratio was approximately 5.3x.
As of September 30, 2014, Crown Castle had approximately $239 million in cash and cash equivalents (excluding restricted cash) and approximately $1.1 billion of availability under its revolving credit facility.
"Since the early days of Crown Castle, our long-term capital allocation goal was to distribute a meaningful portion of our cash flows to shareholders in the form of dividends, and we are pleased to realize that goal today," stated Jay Brown, Crown Castle's Chief Financial Officer. "We believe increasing the annual dividend rate to $3.28 per share, or approximately 75% of our expected 2015 AFFO per share, appropriately provides shareholders with increased certainty for a portion of expected returns while still retaining sufficient flexibility to invest in our business and deliver organic growth.  Operationally, we expect the current elevated level of new leasing activity across our assets to continue during 2015, as reflected in our 2015 Outlook. However, based on recent conversations with AT&T, Sprint and T-Mobile, we are now expecting a significant amount of tenant non-renewals as the carriers integrate the networks of their respective acquisitions of LEAP, Clearwire and MetroPCS.  Despite our expectations that these non-renewals will impact our growth over the next three to four years, we are confident that we have set our dividend at a rate that

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is sustainable, while retaining sufficient liquidity to accomplish our organic growth objectives. We remain focused on growing AFFO per share and growing the dividend commensurately."

OUTLOOK
This Outlook section contains forward-looking statements, and actual results may differ materially. Information regarding potential risks which could cause actual results to differ from the forward-looking statements herein is set forth below and in Crown Castle's filings with the Securities and Exchange Commission ("SEC"). The following Outlook is based on current expectations and assumptions and assumes a US dollar to Australian dollar exchange rate of 0.86 US dollars to 1.0 Australian dollar ("Exchange Rate") for fourth quarter 2014 and full year 2015.
As reflected in the table below, Crown Castle has increased the midpoint of its full year 2014 Outlook for site rental revenues, site rental gross margin, Adjusted EBITDA and AFFO by approximately $9 million, $4 million, $23 million and $15 million, respectively. During fourth quarter 2014, Crown Castle extended the tenant leases of one of its major wireless carrier customers in Australia by 15 years ("Australian Lease Extension"), which is expected to result in the recognition of straight-line revenue associated with the contractual escalator of approximately $7 million and $24 million during fourth quarter 2014 and full year 2015, respectively. In addition to the Australian Lease Extension, the increase in the midpoint of 2014 Outlook for site rental revenues also reflects third quarter 2014 results, partially offset by a decrease in the Exchange Rate compared to the previously provided Outlook.
At the midpoint of 2014 Outlook for site rental revenues, Crown Castle expects Organic Site Rental Revenue growth of approximately 7% compared to 2013, or approximately $145 million, comprised of approximately $125 million from new leasing activity and $80 million from escalations on existing tenant lease contracts, less approximately $60 million from non-renewals.
The increase in the midpoint of 2014 Outlook for Adjusted EBITDA primarily reflects higher expected site rental and network services gross margin contribution. The increase in the midpoint of 2014 Outlook for AFFO is attributable to the benefit from the aforementioned increase in Adjusted EBITDA partially offset by an anticipated increase in straight-line revenue adjustment related to the aforementioned Australian Lease Extension.
Compared to third quarter 2014, the fourth quarter 2014 Outlook for AFFO assumes an increase of $11 million, at the midpoint, in sustaining capital expenditures. The expected sequential increase in sustaining capital expenditures in fourth quarter 2014 is primarily attributable to timing, as sustaining capital expenditures previously expected in the Outlook but not spent during third quarter 2014 have been included in the fourth quarter 2014 Outlook.
Crown Castle expects 2015 new leasing activity to be similar to 2014, offset by an increased level of tenant non-renewals. The midpoint of 2015 Outlook reflects Organic Site Rental Revenue growth of approximately 4% compared to 2014, or approximately $120 million. This compares to approximately $145 million of expected Organic Site Rental Revenue growth in 2014 over 2013. Organic Site Rental Revenue growth of approximately $120 million in 2015 is comprised of approximately $145 million from new leasing activity and $90 million from escalations on existing tenant lease contracts, less approximately $115 million from non-renewals. Of the approximately $145 million

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in new leasing activity, expected contributions from tower leasing and small cells leasing are $100 million and $45 million, respectively.
The midpoint of 2015 Outlook for site rental revenue growth is expected to be approximately $55 million, after adjusting Organic Site Rental Revenue growth of approximately $120 million by $65 million for straight-line accounting and exchange rates and other items. The adjustment for straight-line accounting removes the benefit of approximately $90 million in contractual escalators on existing tenant leases and adds approximately $30 million in straight-line revenues related to new leasing activity, including tenant lease renewals. See chart below for reconciliation of 2015 Outlook for Organic Site Rental Revenues and Site Rental Revenues.

Midpoint of 2015 Organic Site Rental Revenues and Site Rental Revenues Growth ($ in millions)

Organic Site Rental Revenues
Site Rental Revenues
$145
$90
($115)
$120
($90)
$30
($5)
$55
New Leasing Activity
Escalator
Non-Renewal
Organic Site Rental Revenues
Less: Straight-Line Revenues from Escalators
Plus: Straight-Line Revenues from New Leasing Activity
(i) New Tower Acquisitions and Builds and (ii) FX and Other
GAAP Site Rental Revenues

	New Leasing Activity	Escalator	Non-Renewal	Organic Site Rental Revenues	Less: Straight-Line Revenues from Escalators	Plus: Straight-Line Revenues from New Leasing Activity	(i) New Tower Acquisitions and Builds and (ii) FX and Other	GAAP Site Rental Revenues
FY 2014 Outlook	$125	$80	($60)	$145	($80)	$60	$375	$500

Note: Components may not sum due to rounding

As previously disclosed, based on Sprint's stated intention to decommission its iDEN network and Crown Castle's contractual terms with Sprint, Crown Castle expects site rental revenues to be negatively impacted by approximately $30 million in 2014 and $60 million to $70 million in 2015. The iDEN leases have effective term-end dates spread throughout 2014 and 2015.
Additionally, during 2015, Crown Castle expects site rental revenues to be impacted by non-renewals of $35 million to $45 million as a result of the decommissioning of the LEAP, MetroPCS and Clearwire networks. Over the last two years, AT&T, T-Mobile and Sprint acquired LEAP, MetroPCS, and Clearwire ("Acquired Networks"), respectively. Based on recent discussions between Crown Castle and its tenants regarding the Acquired Networks, Crown Castle currently expects potential non-renewals from the decommissioning of the Acquired Networks to be approximately $200 million in current run-rate site rental revenues, the majority of which Crown Castle expects to

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occur between 2015 and 2018. The $200 million of current run-rate site rental revenues impact from potential non-renewals represents approximately 60% of the approximately $355 million in current run-rate site rental revenues generated by the Acquired Networks. The $355 million in current run-rate site rental revenues generated by the Acquired Networks consists of approximately $260 million and $95 million of current run-rate site rental revenues from tower leasing and small cells leasing, respectively. Crown Castle does not expect any of the non-renewals to come from small cells leasing. Depending on the eventual network deployment and decommissioning plans of AT&T, T-Mobile and Sprint, the impact and timing of such non-renewals may vary from Crown Castle's expectations. Additional information regarding non-renewals from carrier consolidation is available in Crown Castle's quarterly Supplemental Information Package posted on the the investor section of its website.
The midpoint of 2015 Outlook for Adjusted EBITDA and AFFO assumes network services gross margin contribution remains consistent with the levels expected for 2014. Further, Crown Castle expects cost of operations and general and administrative expenses to increase by approximately 6% as compared to full year 2014. As a result of increased staffing year-to-date to accommodate an expansion in the size of the asset portfolio, an increase in small cells activity and growth in network services, the majority of the increase in cost of operations and general and administrative expenses during 2015 is reflected in the run-rate expenses for third quarter 2014 after accounting for the typical 3% annual increase.
The following table sets forth Crown Castle's current Outlook for fourth quarter 2014, full year 2014 and full year 2015:

(in millions, except per share amounts)	Fourth Quarter 2014	Full Year 2014	Full Year 2015
Site rental revenues	$755 to $760	$3,001 to $3,006	$3,047 to $3,067
Site rental cost of operations	$234 to $239	$940 to $945	$964 to $979
Site rental gross margin	$519 to $524	$2,058 to $2,063	$2,073 to $2,093
Adjusted EBITDA	$538 to $543	$2,128 to $2,133	$2,126 to $2,146
Interest expense and amortization of deferred financing costs(a)	$138 to $143	$571 to $576	$521 to $536
FFO	$353 to $358	$1,317 to $1,322	$1,429 to $1,449
AFFO	$346 to $351	$1,396 to $1,401	$1,437 to $1,457
AFFO per share(b)	$1.04 to $1.05	$4.19 to $4.20	$4.31 to $4.37
Net income (loss)	$97 to $130	$342 to $375	$428 to $512
Net income (loss) per share - diluted(b)	$0.29 to $0.39	$1.03 to $1.13	$1.28 to $1.54
Net income (loss) attributable to CCIC common stockholders	$84 to $121	$300 to $337	$382 to $474
Net income (loss) attributable to CCIC common stockholders per share - diluted(b)	$0.25 to $0.36	$0.90 to $1.01	$1.15 to $1.42

(a)	See the reconciliation of "components of interest expense and amortization of deferred financing costs" herein for a discussion of non-cash interest expense.

(b)	Based on 333.2 million diluted shares outstanding as of September 30, 2014.

CONFERENCE CALL DETAILS
Crown Castle has scheduled a conference call for Friday, October 31, 2014, at 10:30 a.m. Eastern Time. The conference call may be accessed by dialing 888-801-6497 and asking for the Crown Castle call (access code 2777399) at least 30 minutes prior to the start time. The conference call may also be accessed live over the Internet at http://

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investor.crowncastle.com. Supplemental materials for the call have been posted on the Crown Castle website at http://investor.crowncastle.com.
A telephonic replay of the conference call will be available from 1:30 p.m. Eastern Time on Friday, October 31, 2014, through 1:30 p.m. Eastern Time on Thursday, January 29, 2015, and may be accessed by dialing 888-203-1112 and using access code 2777399. An audio archive will also be available on the company's website at http://investor.crowncastle.com shortly after the call and will be accessible for approximately 90 days.

ABOUT CROWN CASTLE
Crown Castle provides wireless carriers with the infrastructure they need to keep people connected and businesses running. With approximately 40,000 towers and 14,000 small cell nodes supported by approximately 6,000 miles of fiber, Crown Castle is the nation's largest provider of shared wireless infrastructure with a significant presence in the top 100 US markets. In addition, Crown Castle operates approximately 1,800 towers in Australia. For more information on Crown Castle, please visit www.crowncastle.com.

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Non-GAAP Financial Measures and Other Calculations
This press release includes presentations of Adjusted EBITDA, Funds from Operations, Adjusted Funds from Operations, Organic Site Rental Revenues, and Site Rental Revenues, as Adjusted, which are non-GAAP financial measures. These non-GAAP financial measures are not intended as alternative measures of operating results or cash flow from operations (as determined in accordance with Generally Accepted Accounting Principles ("GAAP")). Each of the amounts included in the calculation of Adjusted EBITDA, FFO, AFFO, Organic Site Rental Revenues, and Site Rental Revenues, as Adjusted, are computed in accordance with GAAP, with the exception of: (1) sustaining capital expenditures, which is not defined under GAAP and (2) our adjustment to the income tax provision in calculations of AFFO for periods prior to our REIT conversion.
Our measures of Adjusted EBITDA, FFO, AFFO, Organic Site Rental Revenues and Site Rental Revenues, as Adjusted, may not be comparable to similarly titled measures of other companies, including other companies in the tower sector or those reported by other REITs. Our FFO and AFFO may not be comparable to those reported in accordance with National Association of Real Estate Investment Trusts, including with respect to the impact of income taxes for periods prior to our REIT conversion.
Adjusted EBITDA, FFO, AFFO, Organic Site Rental Revenues and Site Rental Revenues, as Adjusted, are presented as additional information because management believes these measures are useful indicators of the financial performance of our core businesses. In addition, Adjusted EBITDA is a measure of current financial performance used in our debt covenant calculations.
During the first quarter of 2014, Crown Castle updated its definitions of FFO and AFFO. The updated definitions of FFO and AFFO are intended to reflect the recurring nature of Crown Castle's site rental business and assist in comparing Crown Castle’s performance with the performance of its public tower company peers. Under the updated calculation of AFFO, Crown Castle reflects the benefit of prepaid rent from customers over the weighted-average life of customer contracts rather than in the period in which the prepaid rent was received. The updates to the definition of FFO were primarily made to present the periods shown in a manner which is consistent with our commencement of operations as a REIT on January 1, 2014. These measures are not intended to replace financial performance measures determined in accordance with GAAP. Unless otherwise noted, FFO and AFFO as set forth in this release and the supplemental information package are presented based on the updated definitions. Crown Castle has provided reconciliations of the updated definitions of FFO and AFFO to the prior definitions below.
Adjusted EBITDA. Crown Castle defines Adjusted EBITDA as net income (loss) plus restructuring charges (credits), asset write-down charges, acquisition and integration costs, depreciation, amortization and accretion, amortization of prepaid lease purchase price adjustments, interest expense and amortization of deferred financing costs, gains (losses) on retirement of long-term obligations, net gain (loss) on interest rate swaps, impairment of available-for-sale securities, interest income, other income (expense), benefit (provision) for income taxes, cumulative effect of change in accounting principle, income (loss) from discontinued operations, and stock-based compensation expense.
Funds from Operations ("FFO"). Crown Castle defines Funds from Operations as net income plus real estate related depreciation, amortization and accretion and asset write-down charges, less noncontrolling interest and cash paid for preferred stock dividends, and is a measure of funds from operations attributable to CCIC common stockholders.
FFO per share. Crown Castle defines FFO per share as FFO divided by the diluted weighted average common shares outstanding.
FFO, as previously defined. Crown Castle defines FFO, as previously defined, as FFO plus non-cash portion of tax provision, less asset write-down charges and noncontrolling interest.
Adjusted Funds from Operations ("AFFO"). Crown Castle defines Adjusted Funds from Operations as FFO before straight-line revenue, straight-line expense, stock-based compensation expense, non-cash portion of tax provision, non-real estate related depreciation, amortization and accretion, amortization of non-cash interest expense, other (income) expense, gain (loss) on retirement of long-term obligations, net gain (loss) on interest rate swaps, acquisition and integration costs, and adjustments for noncontrolling interests, and less capital improvement capital expenditures and corporate capital expenditures.
AFFO per share. Crown Castle defines AFFO per share as AFFO divided by diluted weighted average common shares outstanding.
AFFO, as previously defined. Crown Castle defines AFFO, as previously defined, as AFFO plus prepaid rent received less amortization of prepaid rent.

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Site Rental Revenues, as Adjusted. Crown Castle defines Site Rental Revenues, as Adjusted, as site rental revenues, as reported, less straight-line revenues.
Organic Site Rental Revenues. Crown Castle defines Organic Site Rental Revenues as site rental revenues, as reported, less straight-line revenues, the impact of tower acquisitions and construction, foreign currency adjustments and certain non recurring items.
Sustaining capital expenditures. Crown Castle defines sustaining capital expenditures as either (1) corporate related capital improvements, such as buildings, information technology equipment and office equipment or (2) capital improvements to tower sites that enable our customers' ongoing quiet enjoyment of the tower.
The tables set forth below reconcile these non-GAAP financial measures to comparable GAAP financial measures. The components in these tables may not sum to the total due to rounding.

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Reconciliations of Non-GAAP Financial Measures to Comparable GAAP Financial Measures:

Adjusted EBITDA for the three months ended September 30, 2014 and 2013 is computed as follows:

	For the Three Months Ended
	September 30, 2014	September 30, 2013
(in millions)
Net income (loss)	$108.0	$46.5
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	5.3	3.9
Acquisition and integration costs	4.1	4.4
Depreciation, amortization and accretion	254.9	195.4
Amortization of prepaid lease purchase price adjustments	5.0	3.9
Interest expense and amortization of deferred financing costs(a)	141.3	142.0
Interest income	(0.2)	(0.2)
Other income (expense)	0.7	0.6
Benefit (provision) for income taxes	0.5	34.0
Stock-based compensation expense	13.5	10.2
Adjusted EBITDA(b)	$533.0	$440.6

(a)	See the reconciliation of "components of interest expense and amortization of deferred financing costs" herein for a discussion of non-cash interest expense.

(b)	The above reconciliation excludes line items included in our Adjusted EBITDA definition which are not applicable for the periods shown.

Adjusted EBITDA for the quarter ending December 31, 2014 and the years ending December 31, 2014 and December 31, 2015 are forecasted as follows:

	Q4 2014	Full Year 2014	Full Year 2015
(in millions)	Outlook	Outlook	Outlook
Net income (loss)	$97 to $130	$342 to $375	$428 to $512
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	$4 to $6	$15 to $17	$16 to $26
Acquisition and integration costs	$2 to $6	$31 to $35	$0 to $0
Depreciation, amortization and accretion	$252 to $257	$1,011 to $1,016	$1,007 to $1,027
Amortization of prepaid lease purchase price adjustments	$4 to $6	$18 to $20	$19 to $21
Interest expense and amortization of deferred financing costs(a)	$138 to $143	$571 to $576	$521 to $536
Gains (losses) on retirement of long-term obligations	$0 to $0	$45 to $45	$0 to $0
Interest income	$(1) to $1	$(2) to $0	$(2) to $0
Other income (expense)	$(1) to $1	$9 to $11	$1 to $3
Benefit (provision) for income taxes	$1 to $5	$1 to $5	$7 to $15
Stock-based compensation expense	$14 to $16	$59 to $61	$65 to $70
Adjusted EBITDA(b)	$538 to $543	$2,128 to $2,133	$2,126 to $2,146

(a)	See the reconciliation of "components of interest expense and amortization of deferred financing costs" herein for a discussion of non-cash interest expense.

(b)	The above reconciliation excludes line items included in our Adjusted EBITDA definition which are not applicable for the periods shown.

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FFO and AFFO for the quarter ending December 31, 2014 and the years ending December 31, 2014 and December 31, 2015 are forecasted as follows (based upon updated definitions):

	Q4 2014	Full Year 2014	Full Year 2015
(in millions, except share and per share amounts)	Outlook	Outlook	Outlook
Net income	$97 to $130	$342 to $375	$428 to $512
Real estate related depreciation, amortization and accretion	$248 to $251	$992 to $995	$990 to $1,005
Asset write-down charges	$4 to $6	$15 to $17	$16 to $26
Adjustment for noncontrolling interest (a)	$(2) to $2	$(6) to $(2)	$(6) to $2
Dividends on preferred stock	$(11) to $(11)	$(44) to $(44)	$(44) to $(44)
FFO(c)	$353 to $358	$1,317 to $1,322	$1,429 to $1,449

FFO (from above)	$353 to $358	$1,317 to $1,322	$1,429 to $1,449
Adjustments to increase (decrease) FFO:
Straight-line revenue	$(49) to $(44)	$(198) to $(193)	$(144) to $(129)
Straight-line expense	$23 to $28	$102 to $107	$87 to $102
Stock-based compensation expense	$14 to $16	$59 to $61	$65 to $70
Non-cash portion of tax provision	$(2) to $3	$(10) to $(5)	$(5) to $10
Non-real estate related depreciation, amortization and accretion	$4 to $6	$19 to $21	$17 to $22
Amortization of non-cash interest expense	$19 to $23	$79 to $83	$31 to $42
Other (income) expense	$(1) to $1	$9 to $11	$1 to $3
Gains (losses) on retirement of long-term obligations	$0 to $0	$45 to $45	$0 to $0
Acquisition and integration costs	$2 to $6	$31 to $35	$0 to $0
Adjustment for noncontrolling interest (a)	$2 to $(2)	$6 to $2	$6 to $(2)
Capital improvement capital expenditures	$(15) to $(13)	$(32) to $(30)	$(38) to $(33)
Corporate capital expenditures	$(18) to $(16)	$(47) to $(45)	$(47) to $(42)
AFFO(c)	$346 to $351	$1,396 to $1,401	$1,437 to $1,457
Weighted average common shares outstanding — diluted (b)	333.2	333.2	333.2
AFFO per share (c)	$1.04 to $1.05	$4.19 to $4.20	$4.31 to $4.37

(a)	Inclusive of the noncontrolling interest related to real estate related depreciation, amortization and accretion and asset write-downs.

(b)	Based on diluted shares outstanding as of September 30, 2014.

(c)	See "Non-GAAP Financial Measures and Other Calculations" herein for a discussion of the definitions of FFO and AFFO.

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Organic Site Rental Revenue growth for the years ending December 31, 2014 and December 31, 2015 are forecasted as follows:

		Midpoint of Full Year	Midpoint of Full Year
(in millions of dollars)	Full Year 2013	2014 Outlook	2015 Outlook
GAAP site rental revenues	$2,504	$3,004	$3,057
Site rental straight-line revenues	(219)	(196)	(137)
Other - Non-recurring	–	(5)	–
Site Rental Revenues, as Adjusted(a)(c)	$2,285	$2,803	$2,921
Cash adjustments:
FX and other		10	8
New tower acquisitions and builds		(379)	(5)
Organic Site Rental Revenues(a)(b)(c)		$2,434	$2,924
Year-Over-Year Revenue Growth
GAAP site rental revenues		19.9%	1.8%
Site Rental Revenues, as Adjusted		22.6%	4.2%
Organic Site Rental Revenues(d)(e)		6.5%	4.3%

(a)	Includes amortization of prepaid rent.

(b)	Includes Site Rental Revenues, as Adjusted, from the construction of new small cell nodes.

(c)	See "Non-GAAP Financial Measures and Other Calculations" herein.

(d)	Year-over-year Organic Site Rental Revenue growth for the years ending December 31, 2014 and December 31, 2015:

	Midpoint of Full Year 2014 Outlook	Midpoint of Full Year 2015 Outlook
New leasing activity	5.5%	5.1%
Escalators	3.6%	3.3%
Organic Site Rental Revenue growth, before non-renewals	9.1%	8.5%
Non-renewals	(2.6)%	(4.2)%
Organic Site Rental Revenue growth	6.5%	4.3%

(e)	Calculated as the percentage change from Site Rental Revenues, as Adjusted, for the prior period when compared to Organic Site Rental Revenue for the current period.

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Organic Site Rental Revenue growth for the quarter ended September 30, 2014 is as follows:

	Three Months Ended September 30,
(in millions of dollars)	2014	2013
Beginning towers as of September 30, 2013	31,619
Net tower additions/(dispositions)	9,795
Ending towers as of September 30, 2014	41,414

Reported GAAP site rental revenues	$752	$621
Site rental straight-line revenues	(47)	(53)
Site Rental Revenues, as Adjusted(a)	$705	$567
Cash adjustments:
FX and other	—
New tower acquisitions and builds	(98)
Organic Site Rental Revenues(b)(c)	$607
Year-Over-Year Revenue Growth
Reported GAAP site rental revenues	21.1%
Site Rental Revenues, as Adjusted	24.3%
Organic Site Rental Revenues(d)(e)	7.0%

(a)	Includes amortization of prepaid rent.

(b)	Includes Site Rental Revenues, as Adjusted from the construction of new small cell nodes

(c)	See "Non-GAAP Financial Measures and Other Calculations" herein.

(d)	Quarter-over-quarter Organic Site Rental Revenue growth for the quarter ending September 30, 2014:

Three Months Ended September 30, 2014
New leasing activity	6.3%
Escalators	3.7%
Organic Site Rental Revenue growth, before non-renewals	10.0%
Non-renewals	(3.0)%
Organic Site Rental Revenue Growth	7.0%

(e)	Calculated as the percentage change from Site Rental Revenues, as Adjusted, for the prior period when compared to Organic Site Rental Revenue for the current period.

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News Release continued:	Page 14

FFO and AFFO for the three and nine months ended September 30, 2014 and 2013 are computed as follows:

	For the Three Months Ended				For the Nine Months Ended
(in millions, except share and per share amounts)	September 30, 2014		September 30, 2013		September 30, 2014		September 30, 2013
Net income	$108.0		$46.5		$246.2		$116.6
Real estate related depreciation, amortization and accretion	250.0		192.7		743.9		562.5
Asset write-down charges	5.3		3.9		11.1		10.7
Adjustment for noncontrolling interest (a)	(1.1)		(0.6)		(3.7)		(2.9)
Dividends on preferred stock	(11.0)		—		(33.0)		—
FFO(c)	$351.2	(e)	$242.4	(d)	$964.5	(e)	$686.9	(d)
Weighted average common shares outstanding — diluted	333.2		291.4		333.0		292.0
FFO per share(c)	$1.05		$0.83		$2.90		$2.35

FFO (from above)	$351.2		$242.4		$964.5		$686.9
Adjustments to increase (decrease) FFO:
Straight-line revenue	(46.8)		(53.3)		(149.7)		(169.6)
Straight-line expense	25.0		20.6		78.8		61.9
Stock-based compensation expense	13.5		10.2		44.6		29.9
Non-cash portion of tax provision	(2.6)		32.5	(b)	(7.5)		83.3
Non-real estate related depreciation, amortization and accretion	4.9		2.7		15.4		10.0
Amortization of non-cash interest expense	19.8		20.8		61.3		78.2
Other (income) expense	0.7		0.6		9.5		0.8
Gains (losses) on retirement of long-term obligations	—		—		44.6		36.5
Acquisition and integration costs	4.1		4.4		28.9		13.2
Adjustment for noncontrolling interest (a)	1.1		0.6		3.7		2.9
Capital improvement capital expenditures	(7.9)		(3.7)		(16.2)		(9.5)
Corporate capital expenditures	(12.5)		(6.5)		(28.2)		(17.7)
AFFO(c)	$350.4		$271.3		$1,049.7		$806.8
Weighted average common shares outstanding — diluted	333.2		291.4		333.0		292.0
AFFO per share(c)	$1.05		$0.93		$3.15		$2.76

AFFO (from above)	$350.4		$271.3		$1,049.7		$806.8
Prepaid rent received	81.2		63.9		233.1		153.6
Amortization of prepaid rent	(27.5)		(17.1)		(69.1)		(47.1)
AFFO, as previously defined (c)	$404.1		$318.2		$1,213.7		$913.3

(a)	Inclusive of the noncontrolling interest related to real estate related depreciation, amortization and accretion and asset write-downs.

(b)
Adjusts the income tax provision for 2013 to reflect our estimate of the cash taxes had we been a REIT, which predominately relates to foreign taxes paid. As a result, income tax expense (benefit) is lower by the amount of the adjustment.

(c)	See "Non-GAAP Financial Measures and Other Calculations" herein for a discussion of the definitions of FFO and AFFO.

(d)
FFO, as previously defined, for Q3 and year to date 2013 was previously reported as $271.7 million and $762.4 million, respectively, which is exclusive of the net impact from the update of the definition of $29.3 million and $75.5 million, respectively, which amount includes the adjustment for non-cash portion of tax provision and excludes the adjustments for asset write down charges and noncontrolling interests.

(e)
FFO, as previously defined, for Q3 and year to date 2014 was $344.4 million and $949.6 million respectively, which is exclusive of the net impact from the update of the definition of $(6.8) million and $(14.9) million, respectively, which amount includes the adjustment for non-cash portion of tax provision and excludes the adjustments for asset write-down charges and noncontrolling interests.

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News Release continued:	Page 15

Other Calculations:

The components of interest expense and amortization of deferred financing costs for the three months ended September 30, 2014 and 2013 are as follows:

	For the Three Months Ended
(in millions)	September 30, 2014	September 30, 2013
Interest expense on debt obligations	$121.5	$121.2
Amortization of deferred financing costs	5.5	5.4
Amortization of adjustments on long-term debt	(0.9)	(1.0)
Amortization of interest rate swaps(a)	15.6	16.2
Other, net	(0.3)	0.2
Interest expense and amortization of deferred financing costs	$141.3	$142.0

(a)	Relates to the amortization of interest rate swaps; the swaps were cash settled in prior periods.

The components of interest expense and amortization of deferred financing costs for the quarter ending December 31, 2014 and the years ending December 31, 2014 and December 31, 2015 are forecasted as follows:

	Q4 2014	Full Year 2014	Full Year 2015
(in millions)	Outlook	Outlook	Outlook
Interest expense on debt obligations	$121 to $123	$492 to $494	$488 to $498
Amortization of deferred financing costs	$6 to $7	$22 to $23	$21 to $23
Amortization of adjustments on long-term debt	$(1) to $0	$(4) to $(3)	$(4) to $(2)
Amortization of interest rate swaps (a)	$14 to $16	$62 to $64	$16 to $21
Other, net	$0 to $0	$(1) to $(1)	$(2) to $0
Interest expense and amortization of deferred financing costs	$138 to $143	$571 to $576	$521 to $536

(a)	Relates to the amortization of interest rate swaps, all of which has been cash settled in prior periods.

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News Release continued:	Page 16

Debt balances and maturity dates as of September 30, 2014 are as follows:

(in millions)
	Face Value	Final Maturity
Revolver	$354.0	Nov. 2018/Jan 2019
Term Loan A	650.1	Nov. 2018/Jan 2019
Term Loan B	2,842.7	Jan. 2019/Jan. 2021
4.875% Senior Notes	850.0	Apr. 2022
5.25% Senior Notes	1,650.0	Jan. 2023
2012 Secured Notes(a)	1,500.0	Dec. 2017/Apr. 2023
Senior Secured Notes, Series 2009-1(b)	165.6	Various
Senior Secured Tower Revenue Notes, Series 2010-2-2010-3(c)	1,600.0	Various
Senior Secured Tower Revenue Notes, Series 2010-4-2010-6(d)	1,550.0	Various
WCP Secured Wireless Site Contracts Revenue Notes, Series 2010-1(e)	263.7	Nov. 2040
Capital Leases and Other Obligations	147.1	Various
Total Debt	$11,573.1
Less: Cash and Cash Equivalents(f)	$238.6
Net Debt	$11,334.5

(a)	The 2012 Secured Notes consist of $500 million aggregate principal amount of 2.381% secured notes due 2017 and $1.0 billion aggregate principal amount of 3.849% secured notes due 2023.

(b)
The Senior Secured Notes, Series 2009-1 consist of $95.6 million of principal as of September 30, 2014 that amortizes during the period beginning January 2010 and ending in 2019, and $70.0 million of principal that amortizes during the period beginning in 2019 and ending in 2029.

(c)	The Senior Secured Tower Revenue Notes Series 2010-2 and 2010-3 have principal amounts of $350.0 million and $1.25 billion with anticipated repayment dates of 2017 and 2020, respectively.

(d)
The Senior Secured Tower Revenue Notes Series 2010-4, 2010-5 and 2010-6 have principal amounts of $250.0 million, $300.0 million and $1.0 billion with anticipated repayment dates of 2015, 2017 and 2020, respectively.

(e)
The WCP Secured Wireless Site Contracts Revenue Notes, Series 2010-1 ("WCP Securitized Notes") were assumed in connection with the WCP acquisition. If the WCP Securitized Notes are not repaid in full by their anticipated repayment dates in 2015, the applicable interest rate increases by an additional approximately 5% per annum. If the WCP Securitized Notes are not repaid in full by their rapid amortization date of 2017, monthly principal payments commence.

(f)	Excludes restricted cash.

Net Debt to Last Quarter Annualized EBITDA is computed as follows:

(in millions)	For the Three Months Ended September 30, 2014
Total face value of debt	$11,573.1
Ending cash and cash equivalents	238.6
Total Net Debt	$11,334.5

Adjusted EBITDA for the three months ended September 30, 2014	$533.0
Last quarter annualized adjusted EBITDA	2,131.8
Net Debt to Last Quarter Annualized Adjusted EBITDA	5.3x

Sustaining capital expenditures for the three months ended September 30, 2014 and 2013 is computed as follows:

	For the Three Months Ended
(in millions)	September 30, 2014	September 30, 2013
Capital Expenditures	$203.8	$130.7
Less: Land purchases	16.5	17.6
Less: Wireless infrastructure construction and improvements	167.0	102.8
Sustaining capital expenditures	$20.4	$10.2

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News Release continued:	Page 17

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements and information that are based on our management's current expectations. Such statements include, but are not limited to, plans, projections, Outlook and estimates regarding (i) our dividends, including our dividend plans, the amount and growth of our dividends, and the potential benefits therefrom, (ii) non-renewal of leases and the timing and impact thereof, including with respect to the Acquired Networks, (iii) carrier network investments and upgrades, and potential benefits derived therefrom, (iv) potential benefits and returns which may be derived from our business, our investments and our acquisitions, (v) demand for our sites and services, (vi) small cells, including growth and margin contribution, (vii) leasing activity, including new tenant installations and amendments and the impact of such leasing activity on our results and Outlook, (viii) our growth, (ix) currency exchange rates, (x) the impact of the Australian Lease Extension, (xi) capital expenditures, including sustaining capital expenditures, (xii) the iDEN network decommissioning, including the impact and timing thereof, (xiii) timing items, (xiv) operating and general and administrative expenses, (xv) site rental revenues and Site Rental Revenues, as Adjusted, (xvi) site rental cost of operations, (xvii) site rental gross margin and network services gross margin, (xviii) Adjusted EBITDA, (xix) interest expense and amortization of deferred financing costs, (xx) FFO, including on a per share basis, (xxi) AFFO, including on a per share basis, (xxii) Organic Site Rental Revenue and Organic Site Rental Revenue growth, (xxiii) net income (loss), including on a per share basis, (xxiv) our common shares outstanding, including on a diluted basis, (xxv) the utility of certain financial measures, including non-GAAP financial measures, and (xxvi) the utility of our updated definitions of FFO and AFFO. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing market conditions and the following:

•
Our business depends on the demand for wireless communications and wireless infrastructure, and we may be adversely affected by any slowdown in such demand. Additionally, a reduction in carrier network investment may materially and adversely affect our business (including reducing demand for new tenant additions and network services).

•
A substantial portion of our revenues is derived from a small number of customers, and the loss, consolidation or financial instability of any of our limited number of customers may materially decrease revenues or reduce demand for our wireless infrastructure and network services.

•
Our substantial level of indebtedness could adversely affect our ability to react to changes in our business, and the terms of our debt instruments limit our ability to take a number of actions that our management might otherwise believe to be in our best interests. In addition, if we fail to comply with our covenants, our debt could be accelerated.

•
We have a substantial amount of indebtedness. In the event we do not repay or refinance such indebtedness, we could face substantial liquidity issues and might be required to issue equity securities or securities convertible into equity securities, or sell some of our assets to meet our debt payment obligations.

•	Sales or issuances of a substantial number of shares of our common stock may adversely affect the market price of our common stock.

•
As a result of competition in our industry, including from some competitors with significantly more resources or less debt than we have, we may find it more difficult to achieve favorable rental rates on our new or renewing customer contracts.

•
The business model for our small cell operations contains differences from our traditional site rental business, resulting in different operational risks. If we do not successfully operate that business model or identify or manage those operational risks, such operations may produce results that are less than anticipated.

•	New technologies may significantly reduce demand for our wireless infrastructure and negatively impact our revenues.

•	New wireless technologies may not deploy or be adopted by customers as rapidly or in the manner projected.

•	If we fail to retain rights to our wireless infrastructure, including the land under our sites, our business may be adversely affected.

•	Our network services business has historically experienced significant volatility in demand, which reduces the predictability of our results.

•
The expansion and development of our business, including through acquisitions, increased product offerings, or other strategic growth opportunities, may cause disruptions in our business, which may have an adverse effect on our business, operations or financial results.

•	If we fail to comply with laws and regulations which regulate our business and which may change at any time, we may be fined or even lose our right to conduct some of our business.

•
If radio frequency emissions from wireless handsets or equipment on our wireless infrastructure are demonstrated to cause negative health effects, potential future claims could adversely affect our operations, costs or revenues.

•
Certain provisions of our certificate of incorporation, bylaws and operative agreements and domestic and international competition laws may make it more difficult for a third party to acquire control of us or for us to acquire control of a third party, even if such a change in control would be beneficial to our stockholders.

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News Release continued:	Page 18

•	We may be adversely affected by our exposure to changes in foreign currency exchange rates relating to our operations in Australia.

•
Future dividend payments to our common stockholders will reduce the availability of our cash on hand available to fund future discretionary investments, and may result in a need to incur indebtedness or issue equity securities to fund growth opportunities. In such event, the then current economic, credit market or equity market conditions will impact the availability or cost of such financing, which may hinder our ability to grow our per share results of operations.

•
Qualifying and remaining qualified to be taxed as a REIT involves highly technical and complex provisions of the US Internal Revenue Code. Failure to remain qualified as a REIT would result in our inability to deduct dividends to stockholders when computing our taxable income, which would reduce our available cash.

•
Complying with REIT requirements, including the 90% distribution requirement, may limit our flexibility or cause us to forgo otherwise attractive opportunities, including certain discretionary investments and potential financing alternatives.

•
If we fail to pay scheduled dividends on the 4.50% Mandatory Convertible Preferred Stock, in cash, common stock or any combination of cash and common stock, we will be prohibited from paying dividends on our Common Stock, which may jeopardize our status as a REIT.

•
We have limited experience operating as a REIT. Our failure to successfully operate as a REIT may adversely affect our financial condition, cash flow, the per share trading price of our common stock, or our ability to satisfy debt service obligations.

•	We expect to pursue certain REIT-related ownership limitations and transfer restrictions with respect to our capital stock.
Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the SEC.

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News Release continued:	Page 19

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED) (in thousands, except share amounts)

	September 30, 2014	December 31, 2013

ASSETS
Current assets:
Cash and cash equivalents	$238,550	$223,394
Restricted cash	137,824	183,526
Receivables, net	311,798	249,925
Prepaid expenses	154,240	132,003
Deferred income tax assets	40,201	26,714
Other current assets	96,182	77,121
Total current assets	978,795	892,683
Deferred site rental receivables	1,220,050	1,078,995
Property and equipment, net	8,870,817	8,947,677
Goodwill	5,091,800	4,916,426
Other intangible assets, net	3,795,426	4,057,865
Deferred income tax assets	10,855	19,008
Long-term prepaid rent, deferred financing costs and other assets, net	817,117	682,254
Total assets	$20,784,860	$20,594,908

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$175,110	$145,390
Accrued interest	68,044	65,582
Deferred revenues	327,265	260,114
Other accrued liabilities	168,475	181,715
Current maturities of debt and other obligations	106,673	103,586
Total current liabilities	845,567	756,387
Debt and other long-term obligations	11,467,005	11,490,914
Deferred income tax liabilities	57,118	56,513
Deferred credits and other liabilities	1,552,425	1,349,919
Total liabilities	13,922,115	13,653,733
Commitments and contingencies
CCIC stockholders' equity:
Common stock, $.01 par value; 600,000,000 shares authorized; shares issued and outstanding: September 30, 2014—333,859,447 and December 31, 2013—334,070,016	3,339	3,341
4.50% Mandatory Convertible Preferred Stock, Series A, $.01 par value; 20,000,000 shares authorized; shares issued and outstanding: September 30, 2014 and December 31, 2013—9,775,000; aggregate liquidation value: September 30, 2014 and December 31, 2013—$977,500	98	98
Additional paid-in capital	9,500,490	9,482,769
Accumulated other comprehensive income (loss)	19,006	(23,612)
Dividends/distributions in excess of earnings	(2,677,959)	(2,535,879)
Total CCIC stockholders' equity	6,844,974	6,926,717
Noncontrolling interest	17,771	14,458
Total equity	6,862,745	6,941,175
Total liabilities and equity	$20,784,860	$20,594,908

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News Release continued:	Page 20

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) (in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net revenues:
Site rental	$751,893	$620,766	$2,245,395	$1,853,030
Network services and other	178,132	128,211	476,925	370,935
Net revenues	930,025	748,977	2,722,320	2,223,965
Operating expenses:
Costs of operations (exclusive of depreciation, amortization and accretion):
Site rental	241,110	181,966	706,177	538,587
Network services and other	103,023	81,998	279,344	229,574
General and administrative	71,395	58,504	205,397	171,539
Asset write-down charges	5,275	3,893	11,144	10,705
Acquisition and integration costs	4,068	4,369	28,924	13,186
Depreciation, amortization and accretion	254,862	195,408	759,288	572,518
Total operating expenses	679,733	526,138	1,990,274	1,536,109
Operating income (loss)	250,292	222,839	732,046	687,856
Interest expense and amortization of deferred financing costs	(141,287)	(142,016)	(432,221)	(446,641)
Gains (losses) on retirement of long-term obligations	—	(1)	(44,629)	(36,487)
Interest income	192	236	554	861
Other income (expense)	(678)	(631)	(9,477)	(753)
Income (loss) before income taxes	108,519	80,427	246,273	204,836
Benefit (provision) for income taxes	(482)	(33,959)	(86)	(88,254)
Net income (loss)	108,037	46,468	246,187	116,582
Less: net income (loss) attributable to the noncontrolling interest	1,100	632	3,744	2,925
Net income (loss) attributable to CCIC stockholders	106,937	45,836	242,443	113,657
Dividends on preferred stock	(10,997)	—	(32,991)	—
Net income (loss) attributable to CCIC common stockholders	$95,940	$45,836	$209,452	$113,657

Net income (loss) attributable to CCIC common stockholders, per common share:
Basic	$0.29	$0.16	$0.63	$0.39
Diluted	$0.29	$0.16	$0.63	$0.39

Weighted-average common shares outstanding (in thousands):
Basic	332,413	290,372	332,264	290,900
Diluted	333,241	291,378	333,020	292,043

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News Release continued:	Page 21

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED) (in thousands)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$246,187	$116,582
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation, amortization and accretion	759,288	572,518
Gains (losses) on retirement of long-term obligations	44,629	36,487
Amortization of deferred financing costs and other non-cash interest	61,322	78,241
Stock-based compensation expense	39,497	29,334
Asset write-down charges	11,144	10,705
Deferred income tax benefit (provision)	(7,512)	80,999
Other adjustments, net	(2,088)	2,167
Changes in assets and liabilities, excluding the effects of acquisitions:
Increase (decrease) in liabilities	282,619	147,721
Decrease (increase) in assets	(242,856)	(235,888)
Net cash provided by (used for) operating activities	1,192,230	838,866
Cash flows from investing activities:
Payments for acquisition of businesses, net of cash acquired	(179,918)	(55,131)
Capital expenditures	(513,552)	(385,482)
Other investing activities, net	2,787	7,601
Net cash provided by (used for) investing activities	(690,683)	(433,012)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	845,750	830,941
Principal payments on debt and other long-term obligations	(86,197)	(77,986)
Purchases and redemptions of long-term debt	(836,899)	(675,481)
Purchases of capital stock	(21,778)	(99,217)
Borrowings under revolving credit facility	567,000	94,000
Payments under revolving credit facility	(587,000)	(1,092,000)
Payments for financing costs	(15,899)	(20,753)
Net decrease (increase) in restricted cash	39,882	415,498
Dividends/distributions paid on common stock	(350,535)	—
Dividends paid on preferred stock	(33,357)	—
Net cash provided by (used for) financing activities	(479,033)	(624,998)
Effect of exchange rate changes on cash	(7,358)	(3,571)
Net increase (decrease) in cash and cash equivalents	15,156	(222,715)
Cash and cash equivalents at beginning of period	223,394	441,364
Cash and cash equivalents at end of period	$238,550	$218,649
Supplemental disclosure of cash flow information:
Interest paid	368,437	356,421
Income taxes paid	15,353	12,769

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